Exhibit 10.19

INVESTMENT Management agreement

Prestige Global Capital Inc.

and

PRESTIGE GLOBAL ASSET MANAGEMENT LIMITED

relating to

PRESTIGE CAPITAL MARKETS FUND I L.P.

CONTENTS

1.	Interpretation	1
2.	Regulatory Status	3
3.	Appointment of the Manager	3
4.	Duties of the Manager	3
5.	Soft Dollars and Cash Rebates	5
6.	Representations and Warranties	6
7.	Obligations of the Company	6
8.	Restrictions and Requirements	7
9.	Fees and Expenses	7
10.	Limitation of Liability	8
11.	Resignation and Termination	8
12.	Conflicts of Interest	9
13.	No Licence	10
14.	Confidentiality	10
15.	Data Protection	10
16.	Notices	12
17.	Assignment	13
18.	Amendments	13
19.	Reservation of Rights	13
20.	Whole Agreement	14
21.	Severability	14
22.	Force Majeure	14
23.	Counterparts	14
24.	No Partnership	14
25.	Third Parties Rights	14
26.	Governing Law	14
27.	Jurisdiction	14

i

THIS AGREEMENT is dated 1 December 2020 and made

BETWEEN:

(1)	Prestige Global Capital Inc., an exempted company incorporated in the Cayman Islands with limited liability, having its registered office at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, KY1-1002, Cayman Islands (the “Company”), for itself and on behalf of Prestige Capital Markets Fund I L.P., an exempted limited partnership formed in the Cayman Islands, having its registered office at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, KY1-1002, Cayman Islands (the “Partnership”); and

(2)	PRESTIGE GLOBAL ASSET MANAGEMENT LIMITED, an exempted company incorporated in the Cayman Islands, having its registered office at 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, KY1-1002, Cayman Islands (the “Manager”).

BACKGROUND:

(A)	The Company is the general partner of the Partnership. In accordance with the Amended and Restated Exempted Limited Partnership Agreement of the Partnership dated [-] November, 2020 (the “Partnership Agreement”), the Company has the rights to manage the Investments of the Partnership and the authority to (among other things) delegate the whole or any part of its duties, powers and authorities under the Partnership Agreement to any other person.

(B)	The Manager is an exempted company incorporated under the laws of Cayman Islands and is registered as a “registered person” with CIMA (as defined below).

(C)	The Company acting for and on behalf of the Partnership wishes to appoint the Manager to act as manager of the Partnership on the terms set out in this Agreement, which appointment the Manager wishes to accept.

THE PARTIES AGREE THAT:

1.	Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“Administrator” means such administrator appointed by the Company (for and on behalf of the Partnership) from time to time;

“Agreement” means this Investment Management Agreement between the Company and the Manager;

“Associate” means, in relation to the Manager, any director, officer or employee of the Manager or any company within the same group of companies as the Manager, and for this purpose group of companies shall have the meaning given to it in the Securities Investment Business Law;

“CIMA” means the Cayman Islands Monetary Authority;

“DPL” means the Data Protection Law, 2017 of the Cayman Islands together with the Data Protection Regulations, 2018, and any guidance issued by the Cayman Islands Ombudsman. The following terms shall have the same meaning as in the DPL: data controller, data processor, data subject, personal data, personal data breach, processing, sensitive personal data;

“Directors” means the members of the board of directors of the Company, as the case may be, for the time being and any duly constituted committee thereof and any successors to such members as they may be appointed from time to time;

“ES Law” means the International Tax Co-operation (Economic Substance) Law (as amended) of the Cayman Islands;

“Execution Brokers” means a broker, dealer or other entity (but not the Prime Broker and Custodian) with which the Manager places, on behalf of the Partnership an order relating to one or more Investments for execution by that broker, dealer or other entity;

“Gross Negligence” means any act or omission showing so marked a departure from the normal standard of conduct of a professional person exercising ordinary professional care and skill as to demonstrate reckless or wilful disregard of the consequences of that act or omission;

“Investments” means any investment or other asset of any description, the making or acquisition of which is authorised by the Partnership Agreement;

“Manager Indemnified Person” has the meaning ascribed to it under Clause 10.1;

“Notifying Party” has the meaning given to it in Clause 11.1;

“Prime Broker and Custodian” means such person or persons appointed by the Company as a prime broker(s) and/or as a custodian(s) of the assets of the Partnership and any sub-custodian duly appointed by it/them;

“Receiving Party” has the meaning given to it in Clause 11.1;

“Services” has the meaning given to it in Clause 4.1;

“SIB Law” means the Securities Investment Business Law (as amended) of the Cayman Islands.

1.2	Clause headings shall not affect the interpretation of this Agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.5	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.6	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.7	A reference to writing or written includes faxes and e-mail.

1.8	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.9	References to Clauses are to the clauses of this Agreement.

1.10	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.11	Unless the context otherwise requires or except as expressly provided to be the contrary herein, words and expressions contained in this Agreement shall bear the same meaning as in the Partnership Agreement.

1.12	References herein to a party are to any party or together the parties to this Agreement.

2.	Regulatory Status

2.1	The Manager is registered with CIMA as a “registered person” pursuant to the SIB Law. The Manager shall notify the Company if this ceases to be the case.

2.2	The Company and the Manager acknowledge and agree that: (i) the Services (as defined below) to be provided by the Manager falls within or shall be interpreted as “fund management business” for the purpose of the ES Law; and (ii) the provision of the Services by the Manager will be subject to the satisfaction of economic substance requirements of the Manager pursuant to ES Law.

3.	Appointment of the Manager

3.1	Subject to Clause 2.2, the Company hereby appoints and authorises the Manager, and the Manager accepts such appointment and authorisation and agrees:

(a)	to act as the manager of the Partnership subject to the overall control and supervision of the Directors; and

(b)	to manage the operations of the Partnership and perform any of the duties, powers and functions attributed to the Company pursuant to the Partnership Agreement or as otherwise stipulated by the Directors, from time to time, until such appointment shall be terminated as hereinafter provided.

3.2	This Agreement shall come into force upon its due execution by the parties hereto with effect from the date first above written.

3.3	Except as expressly provided in this Agreement, or as the Manager may be otherwise authorised, the Manager has no authority to act for or represent the Company and/or the Partnership as appropriate, and the Manager shall not be deemed an agent of the Company or the Partnership, as appropriate.

4.	Duties of the Manager

4.1	Subject to the overall control and supervision of the Directors, the Manager shall act as manager of the Partnership in accordance with the provisions of this Agreement. The Manager shall perform such duties as are customarily performed by a manager of Investments, or as may be agreed from time to time between the parties and may, subject to compliance with the provisions of the Partnership Agreement (collectively, the “Services”):

(a)	to engage consultants, independent attorneys, independent accountants or such other Persons as the Manager may deem necessary or advisable;

(b)	to receive, buy, sell, exchange, trade and otherwise deal in and with Portfolio Securities and other property of the Partnership;

(c)	to open, maintain and close bank accounts (including escrow accounts) and to draw checks and other orders for the payment of money;

(d)	to open, maintain and close accounts with brokers and give instructions or directions in connection therewith, and to pay the customary fees and charges applicable to transactions in all such accounts;

(e)	subject to any limitations set forth in the Partnership Agreement, to enter into, make and perform such contracts, agreements and other undertakings, and to do such other acts, as the Manager may deem necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the Partnership, including contracts, agreements, undertakings and transactions with any Partner, the Company, the Manager, any shareholder of the Company, or any other Person, firm or corporation having any business, financial or other relationship with any Partner, the Company, the Manager and/or any shareholder of the Company;

(f)	to cause the Partnership to purchase or bear the cost of any insurance covering the potential liabilities of the Company, the Manager, any of their respective Affiliates, or any partner, shareholder, member or manager thereof or any other Person serving at the request of the Company as a director, manager or officer of a corporation or other entity in which the Partnership has an investment or that controls a Partnership investment;

(g)	to commence or defend litigation that pertains to the Partnership, one or more Partners or Partnership property; provided that such authority does not restrict in any way each Partner’s right to retain counsel of its own choosing;

(h)	to invest in or enter into hedging arrangements designed to reduce or eliminate the risk or changes in the value of one or more Portfolio Securities;

(i)	to file on behalf of the Partnership all required tax returns and other documents relating to the Partnership and make and revoke such elections as are authorized by applicable law; and

(j)	authorize any employee or other agent of the Manager to act for and on behalf the Partnership in all matters incidental to the foregoing.

4.2	The Manager is hereby authorised to buy, sell (including without limitation short sales), retain, convert, execute, exchange or otherwise deal in Investments, borrow securities, incur indebtedness, make deposits, subscribe to issues and offers for sale of, and accept placings, underwritings and sub-underwritings, of any Investments, effect transactions whether or not on any recognised market or exchange and whether or not frequently traded on any such market or exchange (including, without limitation, derivatives, transactions, repurchase and reverse repurchase transactions, and securities lending transactions), negotiate, settle and sign on behalf of the Partnership any documentation required to be so negotiated, settled or signed in connection with the execution of transactions in relation to the Partnership and otherwise act as the Manager judges appropriate in relation to the management and investment of the Partnership subject to the terms of this Agreement.

4.3	The Manager is authorised to negotiate, settle and arrange for signing on behalf of the Partnership the documentation for opening accounts with the Execution Brokers, provided that copies of such documentation are provided to the Company prior to signing.

4.4	In carrying out its duties under this Agreement, the Manager may appoint agents and/or delegates subject to the prior written consent of the Company. Notwithstanding any such delegation the Manager shall remain liable for all the obligations expressed to be assumed by it hereunder.

4.5	In the event that any trades executed through the Execution Brokers are not given up to the Prime Brokers and Custodian or that any assets or Investments are held by any Execution Brokers the Manager will cooperate in arranging for the Company and the Administrator to receive daily independent broker statements by electronic mail transmission, on-line data transmission or facsimile directly from such Execution Brokers.

4.6	Without prejudice to the Manager's power to give instructions to any Prime Broker and Custodian or the Execution Brokers to transfer cash or Investments held by them on behalf of the Partnership in connection with the settlement of transactions or for collateral or cash margin management purposes, the Manager is expressly prohibited from taking or receiving possession of any of the Investments. The Manager is not permitted to make payments or transfer Investments from an account with any Prime Broker and Custodian or the Execution Brokers to another account which is not maintained in the name of the Partnership.

4.7	The Manager will retain, for a period of at least 6 years, or longer as required by any applicable law, such books, records and statements as may be necessary to give to the Company a complete record of all transactions carried out by the Manager for and on behalf of the Partnership, copies of any documents generated or received by the Manager in the ordinary course of business pertaining to the Partnership or the compensation payable to the Manager.

4.8	The Manager is authorised to give the Prime Broker and Custodians, the Administrator, Execution Brokers, dealers or counterparties (including central clearing counterparties) any instructions on behalf of the Partnership, as the case may be, which may be necessary or desirable for the proper performance of their duties under this Agreement and the Company (acting for and on behalf of the Partnership) will confirm such authority to such parties on request.

4.9	The Company may enter into agreements which require the consent from relevant parties to the recording and retention of telephone conversations with respect to matters pertinent to the management of the Partnership. The Manager, its directors, officers, employees and agents hereby consent to the recording and retention of such conversations and recognizes that conversations may be recorded without notice.

5.	Soft Dollars and Cash Rebates

5.1	The Manager may, and the Company acknowledges and agrees that the Manager may, in the provision of its Services in respect of the Company under this Agreement receive goods or services (“soft dollars”) from a broker or a dealer in consideration of directing transaction business on behalf of the Company to such broker or dealer provided that: (i) the goods or services are of demonstrable benefit to the Company; (ii) the transaction execution is consistent with best execution standards and the brokerage rates paid are not in excess of customary full-service brokerage rates; and (iii) such acceptance would be in compliance with all applicable requirements of any codes and guidelines issued by the applicable authority from time to time.

5.2	The goods and services referred to in Clause 5.1 shall not include (i) travel, (ii) accommodation, (iii) entertainment, (iv) general administrative goods or services (v) general office equipment or premises, (vi) membership fees, (vii) employee salaries, (viii) direct money payments, or (ix) any other goods and services as may be prescribed from time to time in any code or guideline issued by the applicable authority.

5.3	The Manager may, and the Company acknowledges and agrees that the Manager may, in the provision of its Services in respect of the Company under this Agreement receive and retain cash or money rebates from any broker or dealer provided that the brokerage rates paid are not in excess of customary full service brokerage rates save where prohibited from doing so by applicable laws or regulations.

5.4	The Manager shall provide to the Company:

(a)	on an annual basis, a statement describing its soft dollar practices, including a description of the goods and services received by the Manager; and

(b)	at least twice annually, a quantification of the value of any rebates received.

6.	Representations and Warranties

6.1	The Company hereby represents, warrants, covenants and agrees to and with the Manager, as of the date hereof and on an ongoing basis, that:

(a)	it is an entity duly organized and validly existing under the laws of the Cayman Islands and is duly empowered and authorised to execute, deliver and perform this Agreement and to give effect to the transactions contemplated hereby;

(b)	this Agreement is binding upon it and the Partnership and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity; and

(c)	it has complied with and will continue to comply with all laws, rules and regulations or court and governmental orders by which it is bound or to which it is subject, in each case, in connection with the execution and performance of this Agreement.

6.2	The Manager hereby represents, warrants, covenants and agrees to and with the Company, as of the date hereof and on an ongoing basis, that:

(a)	it is an entity duly organized and validly existing under the laws of the Cayman Islands and is duly empowered and authorised to execute, deliver and perform this Agreement and to give effect to the transactions contemplated hereby;

(b)	this Agreement is binding upon it and enforceable in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors’ rights or general principles of equity; and

(c)	it has complied with and will continue to comply with all laws, rules and regulations or court and governmental orders by which it is bound or to which it is subject, in each case, in connection with the execution and performance of this Agreement.

7.	Obligations of the Company

7.1	The Company acting for and on behalf of the Partnership will supply or procure the supply to the Manager of such information as the Manager shall reasonably require to enable it to perform its duties hereunder, including, without limitation, the Partnership Agreement and any amendment, update or appendix thereto and details of the Partnership.

8.	Restrictions and Requirements

8.1	In carrying out its duties hereunder, the Manager will comply with all instructions of the Company acting for and on behalf of the Partnership, to the extent that such instructions are not inconsistent with the Partnership Agreement and applicable laws.

8.2	Any instruction or stipulation given to the Manager seeking to amend or vary the terms of this Agreement, an amendment to which this Agreement requires the prior agreement of the parties, shall be disregarded by the Manager and shall require the requisite prior agreement of the parties in accordance with this Agreement.

9.	Fees and Expenses

9.1	The Company on behalf of the Partnership shall pay the Manager by way of remuneration for its Services hereunder out of the assets of the Partnership, the Management Fee calculated and payable in the manner as set forth under section 6.5 of the Partnership Agreement as if such provisions were expressly incorporated in this Agreement.

9.2	The Company may, in its sole discretion, allocate and cause the Partnership to pay a certain portion of the Carried Interest as described under section 5.2(b) of the Partnership Agreement from the Partnership to the Manager from time to time.

9.3	In addition to the remunerations referred to in Clauses 9.1 and 9.2, the Manager (or other persons as designated by the Manager from time to time) shall be entitled to receive the Subscription Fee as calculated and payable in the manner as set forth under section 3.2(d) of the Partnership Agreement as if such provisions were expressly incorporated in this Agreement.

9.4	The Company on behalf of the Partnership shall reimburse the Manager such other expenses as are agreed in advance between the Company acting for and on behalf of the Partnership and the Manager before such expenses are incurred, but subject thereto the Manager will be solely responsible for its expenses under this Agreement and incurred in negotiating this Agreement, any agents the Manager may appoint pursuant to Clause 4.4, any employees and/or any of its legal, compliance, tax, accounting or other advisers, and any tax liability in relation to its Management Fee income accrued or received under this Agreement. All brokerage and floor commissions and fees, option premiums, and other transaction costs and expenses incurred in connection with transactions by and for the Partnership by the Manager shall be for the account of the Partnership.

9.5	If the Management Fee is later determined independently by the Company’s auditors to be incorrect:

(a)	any overpayment to the Manager shall be repaid by the Manager to the Account within fifteen (15) Business Days from the date upon which the overpayment to the Manager is notified to the Manager; and

(b)	any underpayment to the Manager shall be due and payable to the Manager from the Account within fifteen (15) Business Days from the date upon which the underpayment to the Manager is notified to the Company.

9.6	The Manager may, in its absolute discretion, from time to time waive or rebate all or any part of its fees hereunder to the Partnership or to any third party.

10.	Limitation of Liability

10.1	The Partnership indemnifies and keeps indemnified the Manager and the directors, officers and employees of the Manager, (each a “Manager Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, suits and expenses which may be incurred by or asserted against the Manager in its capacity as a manager of the Partnership, and against any other Manager Indemnified Person in connection therewith other than those resulting directly or indirectly from a Manager Indemnified Person’s Gross Negligence, willful default or fraud.

10.2	The Manager will not be liable for any loss howsoever arising except to the extent that such loss is due to the Manager’s Gross Negligence, willful default or fraud in connection with this Agreement. No warranty is given by the Manager or any other Manager Indemnified Person as to the performance or profitability of the Partnership or any part of it. Any such claim shall be brought only against the Manager and no claims shall be brought personally against any other persons involved in the performance of this Agreement, whether actual or deemed agents of the Manager or not.

11.	Resignation and Termination

11.1	This Agreement shall continue and remain in force unless and until terminated by mutual agreement by the parties or by any party giving to the other party not less than ninety (90) days’ written notice PROVIDED THAT this Agreement may be terminated forthwith by notice in writing by a party (the “Notifying Party”) to the other party (the “Receiving Party”) if:

(a)	the Receiving Party commits any material breach of its obligations under this Agreement and if such breach is capable of being made good, shall fail to make good such breach within thirty (30) days of receipt of written notice from the Notifying Party requiring it so to do; or

(b)	the Receiving Party is being liquidated or dissolved (except a voluntary liquidation or a voluntary dissolution for the purposes of reconstruction or amalgamation upon terms previously approved in writing by the Notifying Party) or be unable to pay its debts as they fall due or commit any act of bankruptcy under the laws of any jurisdiction to which that party may be subject or if a receiver is appointed over any of its assets.

11.2	As soon as a written notice has been served by a Notifying Party pursuant to Clause 11.1, the Company acting for and on behalf of the Partnership, and the Manager will cooperate to ensure the orderly transfer, liquidation or closing out of all outstanding Investments at the date of such notice during the 30 day period.

11.3	Notwithstanding the foregoing provisions of this Clause 11, this Agreement will terminate automatically: (i) if the Manager otherwise ceases to be able, permitted or authorised to fulfill its obligations under this Agreement as a result of any change in any applicable laws or regulations; or (ii) on the date on which the Manager ceases to be registered with CIMA as a “registered person”.

11.4	Termination of this Agreement shall be without prejudice to the completion of transactions already initiated. Such transactions will be completed by the Manager as soon as practicable.

11.5	Upon termination in accordance with this Clause, the rights and obligations of the parties under this Agreement shall terminate and be of no future effect, except that Clauses 1, 10, 14, 25, 26 and 27 shall remain in full force and effect.

12.	Conflicts of Interest

12.1	The Services of the Manager hereunder are not to be deemed exclusive. The Company acknowledge that the Manager and its directors, officers, employees or Associates may from time to time act as investment adviser, manager, investment manager, director or dealer in relation to, or be otherwise involved in, funds or accounts other than the Company and the Partnership which have similar or different objectives to those of the Company and (including investment funds and other vehicles which may invest, directly or indirectly, in the Company and/or in which the Company and the Partnership may invest, directly or indirectly). It is, therefore, possible that any of them may, in the course of business, have potential conflicts of interest with the Company and the Partnership. Each will, at all times, have regard in such event to its obligations to the Company and the Partnership and will endeavour to ensure that such conflicts are resolved fairly. The Manager or any of its Associates or any person connected with the Manager may invest in, directly or indirectly, or manage or advise other investment funds or accounts which invest in assets which may also be purchased or sold by the Company and the Partnership. None of the Manager, any of its Associates or any person connected with them shall be under any obligation to offer investment opportunities of which any of them becomes aware to the Company or to account to the Company in respect of (or share with the Company or inform the Company of) any such transaction or any benefit received by any of them from any such transaction, but will allocate such opportunities on an equitable basis between the Company, the Partnership and other clients.

12.2	When the Manager has or may have a conflict of interest with the Company or the Partnership, it shall take reasonable steps to ensure fair treatment for the Company and the Partnership, the steps which it takes being in the absolute discretion of the Manager.

12.3	The Manager will not, and will procure that any Associate of the Manager will not, deal as principal or agent with the Company or the Partnership except where dealings are carried out as if effected on normal commercial terms negotiated on an arm’s length basis and provided also that:

(a)	the Manager and any Associate may buy, hold and deal in any Investments upon its individual account notwithstanding that similar Investments may be held by the Company or the Partnership and without prior reference to the Company or the Partnership; and

(b)	nothing herein contained shall prevent the Manager or any Associate, whether as principal or agent without prior reference to the Company or the Partnership from contracting or entering into any financial or other transaction with the Company or the Partnership, with any partner or member thereof or with any company or body any of whose shares or securities are held by or for the account of the Company or the Partnership or from being interested in any such contract or transaction.

12.4	For the avoidance of doubt, the Manager and any of its directors, employees or their related entities may invest in the Partnership directly or indirectly.

12.5	The parties hereto acknowledge that:

(a)	directors, members, officers, agents and shareholders of the Company are or may be interested in the Manager as directors, members, officers, shareholders or otherwise, and that directors, officers, members, shareholders and agents of the Manager and its Associates are or may be interested in the Partnership as directors, officers, members, shareholders or otherwise;

(b)	no person so interested shall be liable to account for any benefit to the other parties by reason solely of such interest; and

(c)	the services being supplied by the Manager or any of its Associates to the Company acting for and on behalf of the Partnership under this Agreement or otherwise may at the option of the Manager or such Associate be supplied through directors, officers, members, shareholders or agents who are so interested.

13.	No Licence

13.1	The Company acting for and on behalf of the Partnership and the Manager each acknowledges for the benefit of each of the others that:

(a)	no provision of this Agreement grants any of them any rights, except as contained herein, in any intellectual property belonging to or developed by any of the parties; and

(b)	this Agreement does not constitute a licence in respect of any such intellectual property.

14.	Confidentiality

14.1	The parties shall at all times respect and protect the confidentiality of information acquired in consequence of this Agreement except pursuant to any right or obligation by which the relevant party may be entitled or bound to disclose information under compulsion of law or pursuant to the requirements of competent regulatory authorities.

14.2	Save as otherwise required by order of any court having lawful jurisdiction or permitted by this Agreement, no party shall disclose or divulge any information received during the performance of this Agreement relating to the business of the others.

14.3	Clause 14 shall not prevent the disclosure of information by any party to its auditors or legal or other professional advisers where reasonably required for the proper performance of their duties, or where required by compulsion of law or pursuant to the requirements of any competent regulatory, tax or other governmental authority. Clause 14.1 shall not apply to information which is in the public domain otherwise than due to a breach of this Clause 14.

15.	Data Protection

15.1	Where the DPL applies to the provision of the Services, with effect from the date of this Agreement, in the event of any conflict between the provisions of this Clause 15 and the confidentiality provisions set out in Clause 14, the data protection provisions set out herein shall supersede the confidentiality provisions set out in this Agreement.

15.2	Nothing in this Agreement relieves either party of its own legal obligations under the DPL.

15.3	The Manager is hereby instructed by the Company to process personal data for the purposes of performing the Services and will only act on the Company's instructions at all times. The Company and the Manager acknowledge and agree that save as provided herein the Manager is a data processor in relation to its provision of the Services for the purpose of the DPL.

15.4	In connection with the provision of the Services, the Manager shall comply with its obligations as a data processor under the DPL. Additionally, the Manager shall implement, document and maintain appropriate technical and organisational measures designed to prevent the unlawful processing of personal data and against accidental loss, destruction of, or damage to, personal data.

15.5	The Manager shall, and shall take steps to ensure that its employees and agents are subject to a duty of confidence and only process the personal data on the Company's reasonable documented instructions unless otherwise required to do so by applicable law.

15.6	Each sub-service provider engaged by the Manager to process personal data in connection with this Agreement may continue to do so and shall be considered an “Approved Sub-Processor”. Each Approved Sub-Processor shall be bound by a written contract with the service provider.

15.7	The Company acknowledges that, in performing its obligations under this Agreement, the Manager may from time to time transfer personal data to an Approved Sub-Processor. The Company approves and consents to such transfer of any personal data from the Manager to the Approved Sub-Processors subject to Clause 15.6.

15.8	The Manager shall give the Company reasonable written notice of any intended additions to the list of Approved Sub-Processors from time to time and provide details as to the processing of personal data to be undertaken. The Company shall not unreasonably object to such intended changes and each new processor shall become an Approved Sub-Processor if the Company have not objected to such appointment within twenty (20) Business Days' of receiving notice of the intended change.

15.9	If the Manager engages any third party to process personal data on behalf of the Company, the Manager shall impose on such third party, by means of a written contract, terms which offer the same data protection obligations as set out in this Agreement. Where an Approved Sub-Processor fails to fulfil its obligations under the DPL and this Agreement, the Manager shall remain fully liable to the Company for processing by any Approved Sub-Processor as if the processing was being conducted by the Manager.

15.10	The Manager will not transfer personal data to a recipient located outside of the Cayman Islands without the proper written consent of the Company, unless:

(a)	the recipient is in a country within the European Economic Area;

(b)	the recipient is in a jurisdiction in relation to which there is a European Union finding of adequacy;

(c)	the transfer is subject to the terms of a contract incorporating standard contractual clauses in the form adopted by the European Commission under Decision 2010/87/EU, Decision 2004/915/EC or an equivalent replacement decision;

(d)	the transfer is subject to an approved contractual mechanism as permitted by the DPL; or

(e)	the transfer is otherwise permitted pursuant to safeguards envisaged by the DPL.

Without prejudice to the generality of the foregoing, the Company appoints the Manager as its agent for the limited purposes of entering into any appropriate legitimising transfer mechanism required in connection with such transfer.

15.11	The Manager agrees to, having regard to the nature of the processing, provide reasonable assistance to the Company in providing investors with access and allowing investors to exercise their rights as set forth in section 8 of the DPL, provided that the Manager may require the Company to reimburse the Manager’s reasonable costs and expenses in complying with its obligations under this Clause.

15.12	The Manager agreed to notify the Company if it or any Approved Sub-Processor receives a Data Subject Access Request under the DPL in respect of any personal data.

15.13	The Manager will notify the Company without undue delay if the Manager becomes aware of a personal data breach.

15.14	The Manager shall following such notification, cooperate with the Company and take such reasonable commercial steps as are directed by the Company to assist in the investigation, mitigation and remediation of such personal data breach, including providing the Company with such information as it reasonably requires to allow it to meet any obligations to report or to inform data subjects of the personal data breach under the DPL.

15.15	The Manager shall, upon reasonable notice, make its employees available to answer questions and provide information to the Company so as to reasonably establish its compliance with the DPL, including in connection with any audit undertaken by the Company. The Manager will notify the Company immediately in the event that it is asked to do anything that infringes the DPL.

15.16	The Company agrees that it shall comply with its own obligations under the DPL in all material respects and shall be liable to the Manager for any damages the Manager might suffer as a result of the Company's non-compliance with the DPL.

15.17	The Company agrees that the Manager may process personal data for the following purposes and in so doing, the Manager acts as a data controller in respect of such personal data received from or on behalf of the Company:

(a)	the reporting of suspicious transactions as required pursuant to applicable law;

(b)	the use of personal data obtained by the Manager for money laundering checks and related purposes for screening the relevant Investor in connection with investments made by that Investor in other collective investment schemes and investment funds administered by the Manager.

16.	Notices

16.1	For the purposes of this clause, but subject to Clause 16.4, notice includes any other communication.

16.2	Any notice given hereunder shall be in writing and may be delivered by hand, or sent by fax, email or by pre-paid airmail, courier or first class post (or analogous service provided by a licensed postal operator) as appropriate to the registered office or principal place of business, fax number or email address provided by the party to whom it is addressed or to such other address, fax number or email address as may from time to time be notified to each other party to this Agreement.

Notices given by pre-paid airmail, courier or post as appropriate shall be deemed to have been given seven days after sending or delivery to the courier, as appropriate. Evidence that the notice was properly addressed, stamped and put in the post shall be conclusive evidence that the notice has been sent by post or pre-paid airmail. Evidence that the fax was duly dispatched to the current fax number of the addressee shall be conclusive evidence that the notice has been delivered. Evidence that a notice sent by courier was properly addressed and delivered to the courier shall be conclusive evidence that the notice has been sent. Notices given by hand or fax shall be deemed to have been given when delivered. Notices given by email shall be deemed to have been given when actually received in readable form.

16.3	For the purposes of notices provided under this Agreements, the parties shall use the following details unless notified to the contrary:

If to the Company:

Prestige Global Capital Inc.

4th Floor, Harbour Place

103 South Church Street

PO Box 10240

Grand Cayman

KY1-1002, Cayman Islands

Phone: +1 345 949 8599

Fax: +1 345 949 4451

Email: fund.admin@prestigefh.com

If to the Manager:

Prestige Global Asset Management Limited

4th Floor, Harbour Place

103 South Church Street

PO Box 10240

Grand Cayman

KY1-1002, Cayman Islands

Phone: +1 345 949 8599

Fax: +1 345 949 4451

Email: fund.admin@prestigefh.com

16.4	This Clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

17.	Assignment

17.1	None of the parties shall assign all or any of its rights or benefits under this Agreement without the prior written consent of the other party.

18.	Amendments

18.1	No variation of this Agreement shall be effective unless made in writing and signed by the parties hereto.

19.	Reservation of Rights

19.1	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

19.2	No failure to exercise nor any delay in exercising by any party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part.

19.3	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

20.	Whole Agreement

20.1	This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.

21.	Severability

21.1	If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, such provision shall be deemed to be deleted from this Agreement as if it had not originally been contained in this Agreement and the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected. Notwithstanding the foregoing in the event of such deletion the parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

22.	Force Majeure

22.1	No party shall be responsible for any failure to perform its duties hereunder if and for so long as such failure shall be caused by or directly or indirectly due to war, enemy action, the act or regulation of any government or other competent authority, riot, civil commotion, terrorism, rebellion, storm, tempest, accident, act of God, fire, lock-out, strike or other cause whether similar or not beyond the control of the relevant party, provided that the relevant party shall use all reasonable efforts to minimise the effects of the same.

23.	Counterparts

23.1	This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. A party may enter into this Agreement by signing any such counterpart.

24.	No Partnership

24.1	Nothing in this Agreement shall constitute or be deemed to constitute a partnership, joint venture or similar relationship between the parties and/or any other person.

25.	Third Parties Rights

25.1	A person who is not a party to this Agreement has no right to enforce directly any term of this Agreement save that, subject to the Contracts (Rights of Third Parties) Law, 2014, of the Cayman Islands as amended, modified, re-enacted or replaced, or any law having similar effect (the "Third Party Rights Law") except that each of the Manager Indemnified Persons may enforce directly its rights pursuant to Clause 10 of this Agreement subject to and in accordance with the provisions of the Third Party Rights Law.

25.2	Notwithstanding any other term of this Agreement, the consent of any person who is not a party to this Agreement is not required for any amendment to, or variation, release, rescission or termination of this Agreement.

26.	Governing Law

26.1	This Agreement and any non-contractual obligations arising from or connected with it shall be governed by laws of Cayman Islands and this Agreement shall be construed in accordance with laws of Cayman Islands.

27.	Jurisdiction

27.1	In relation to any legal action or proceedings arising out of or in connection with this Agreement (whether arising out of or in connection with contractual or non-contractual obligations) (“Proceedings”), each of the parties irrevocably submits to the non-exclusive jurisdiction of the Hong Kong courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that Proceedings have been brought in an inappropriate forum.

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IN WITNESS, whereof the parties hereto have caused this Agreement to be signed as of the day and year first above written.

The Company

PRESTIGE GLOBAL CAPITAL INC.

for itself and in its capacity as general partner for and on behalf of

PRESTIGE CAPITAL MARKETS FUND I L.P.

By:	/s/ Qian Wang
Name:	Qian Wang
Title:

IN WITNESS, whereof the parties hereto have caused this Agreement to be signed as of the day and year first above written.

The Manager

PRESTIGE GLOBAL ASSET MANAGEMENT LIMITED

By:
Name:
Title: